UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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                                                                         KENSEY NASH CORPORATION
___________________________________________________________________________________________________________
                                                        (Name of Registrant as Specified In Its Charter)
___________________________________________________________________________________________________________
                                     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55 East Uwchlan Avenue
Exton, Pennsylvania 19341

October 31, 2003

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2003 Annual Meeting of Stockholders of Kensey Nash Corporation. The Annual Meeting will be held on Wednesday, December 3, 2003, beginning at 10:00 a.m., local time, at the offices of Kensey Nash Corporation, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341. The formal notice of the Annual Meeting appears on the next page.

The attached Notice of Annual Meeting and Proxy Statement describe matters that we expect will be acted upon at the meeting. At the meeting, we will present an overview of the Company's business activities and recent performance and offer the opportunity to ask questions.

It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the postpaid envelope. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We are gratified by your continued interest in Kensey Nash Corporation and urge you to return your proxy card as soon as possible.

Sincerely,

Joseph W. Kaufmann
President and Chief Executive Officer

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 3, 2003

To the Stockholders of
Kensey Nash Corporation:

The Annual Meeting of Stockholders of Kensey Nash Corporation (the "Company") will be held at 10:00 a.m., local time, on Wednesday, December 3, 2003, at the offices of Kensey Nash Corporation, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341, for the following purposes:

(1)  To elect three Class II Directors to the Company's Board of Directors;

(2)  To consider and approve the Fourth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan which amends the plan to increase the number of options available for grant under the plan from 3,200,000 to 4,200,000 and to prohibit the repricing of options granted under the plan;

(3)  To ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the independent auditors of the Company's financial statements for the fiscal year ending June 30, 2004; and

(4)  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on October 17, 2003 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

Joseph W. Kaufmann
President and Secretary

Exton, Pennsylvania
October 31, 2003

All stockholders are urged to attend the meeting in person or by proxy. Whether or not you expect to be present at the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope furnished for that purpose.

______________________________________________________________________

Kensey Nash Corporation
55 East Uwchlan Avenue
Exton, Pennsylvania 19341
(610) 524-0188

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Kensey Nash Corporation, a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m., local time, Wednesday, December 3, 2003, at the offices of Kensey Nash Corporation, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341, and any adjournments or postponements thereof. This Proxy Statement and accompanying form of proxy are being mailed to stockholders on or about October 31, 2003.

Voting Securities -- The Board of Directors has fixed the close of business on October 17, 2003, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. As of the Record Date, the Company had outstanding 11,456,293 shares of its Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Proxies -- Joseph W. Kaufmann and Douglas G. Evans, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Kaufmann and Evans are officers and directors of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy, or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting, but attendance at the Annual Meeting will not by itself revoke a proxy.

Quorum -- The required quorum for the transaction of business at the Annual Meeting will be a majority of the outstanding shares of Common Stock entitled to vote on the Record Date. Broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote -- A plurality of the votes of shares present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director. This means that the three nominees receiving the highest number of "FOR" votes will be elected. Stockholders will not be allowed to cumulate their votes in the election of directors. Broker non-votes will have no effect in the election of directors. A majority of the votes of the shares present in person or represented by proxy and entitled to vote is required to approve the Fourth Amended and Restated Kensey Nash Corporation Employee Incentive Compensation Plan (the "Employee Plan") and to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company's financial statements for the fiscal year ending June 30, 2004. Abstentions will have the same effect as votes against these proposals. Broker non-votes will have no effect on the voting on these proposals.

Stockholder List -- A list of stockholders entitled to vote at the Annual Meeting, arranged in alphabetical order, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the Annual Meeting during ordinary business hours commencing November 21, 2003, and continuing through the date of the Annual Meeting at the offices of the Company, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341.

Annual Report to Stockholders -- The Company's Annual Report to Stockholders for the fiscal year ended June 30, 2003, containing financial and other information pertaining to the Company, is being furnished to stockholders simultaneously with this Proxy Statement.

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PROPOSAL 1
ELECTION OF DIRECTORS

On December 4, 2002, Mr. Kim Rosenberg was appointed to the Company's Board of Directors. With the appointment of Mr. Rosenberg, the Board of Directors consists of nine directors. Article Five of the Company's Certificate of Incorporation, as amended, provides that the Board of Directors shall be classified with respect to the terms for which its members shall hold office by dividing the members into three classes. At the Annual Meeting, three Class II Directors are to be elected for a term of three years expiring at the 2006 Annual Meeting of Stockholders.

The Board of Directors recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to continue to serve as directors of the Company. See "Nominees" below.

The six directors whose terms of office expire in 2004 and 2005 will continue to serve after the Annual Meeting until such time as their respective terms of office expire or their successors are duly elected and qualified. See "Other Directors" below.

If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the person named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

Nominees

The names of the nominees for the office of director, together with certain information concerning such nominees, are set forth below:

Name --------------------------------	Age -----	Position with Company -------------------------------------------------------------------	Served as Director Since --------------
Joseph W. Kaufmann	51	Chief Executive Officer, President, Secretary and Director	1992
Harold N. Chefitz	68	Director	1995
Steven J. Lee	56	Director	2000

Mr. Kaufmann has served as Chief Executive Officer and President of the Company since 1995, as Secretary since 1989, and as a director since 1992. Mr. Kaufmann joined the Company in 1989 as Chief Financial Officer and was appointed Vice President, Finance and Administration in January 1994. Prior to joining the Company, Mr. Kaufmann held executive finance positions at divisions of both Hanson, PLC and Syntex Corporation. Mr. Kaufmann received a B.S. degree in Accounting from St. Joseph's University. Mr. Kaufmann is Chairman of the Company's Executive Committee.

Mr. Chefitz has been a director of the Company since June 1995. Mr. Chefitz is presently Chairman of the Board of GliaMed, Inc., Chairman of Notch Hill Advisors, which advises CK Capital Fund, and President of Chefitz Health Care Investments. Prior to forming Notch Hill in 1999, Mr. Chefitz was a partner in Boles Knopf & Co. Mr. Chefitz has also served as Managing Director and head of the Healthcare Group at Prudential Securities, and Senior Managing Director of Furman Selz. Mr. Chefitz received a B.S. degree from Boston University and attended Boston College Law School. Mr. Chefitz is a director of Barr Laboratories. He is Chairman of the Audit Committee and a member of the Company's Executive and Corporate Governance Committees.

Mr. Lee has been a director of the Company since July 2000. Mr. Lee is the President of SL Consultants, Inc., a private investment firm. From June 1996 until August 2002, Mr. Lee was the founder, Chairman and Chief Executive Officer of PolyMedica Corporation, a national provider of specialty medical products and services. He remained as the Chairman of PolyMedica until December 2002. From November 1987 to March 1990, Mr. Lee was President and a director of Shawmut National Ventures, a venture capital investment firm. Mr. Lee received a B.A. from Lehigh University cum laude, an M.B.A. from the Wharton School of Finance and Commerce at the University of Pennsylvania, and a J.D. degree from Fordham University School of Law. He is a director of ICN Pharmaceuticals, Inc. Mr. Lee is a member of the Company's Audit and Compensation Committees.

Other Directors

The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire (as indicated below) or until their successors are elected and qualified.

Name ----------------------------------------	Age -----	Position with Company -----------------------------------------------	Served as Director Since -------------	Term Expires --------
John E. Nash, P.E.	68	Vice President of New Technology and Director	1984	2004
Robert J. Bobb	56	Director	1984	2004
Kim D. Rosenberg	57	Director	2002	2004
Douglas G. Evans, P.E.	39	Chief Operating Officer, Assistant Secretary and Director	1995	2005
Walter R. Maupay, Jr.	64	Director	1995	2005
C. McCollister Evarts, M.D.	72	Director	2000	2005

Mr. Nash is a co-founder of the Company, is currently the Company's Vice President of New Technologies and has served as a director since 1984. He served as Vice Chairman of the Board and Executive Vice President from 1984 to October 1998. Prior to his co-founding the Company, Mr. Nash was employed by Syntex Corporation in a number of engineering and development positions within its Syntex Dental subsidiary, including Vice President of Research and Development. Mr. Nash holds qualifications in Mechanical and Production Engineering from Kingston College of Technology in the United Kingdom and is a Registered Professional Engineer in both the United Kingdom and the United States.

Mr. Bobb has been a director of the Company since 1984. For over 25 years, Mr. Bobb has been a principal equity investor and key management participant in a number of operating companies. Mr. Bobb has been Chairman of Cardinal Growth, a private equity investment group. Mr. Bobb received a B.S. degree from Western Michigan University and a J.D. degree from the University of Notre Dame Law School and studied at the University of Belgrade and the University of London. Mr. Bobb is a member of the Company's Audit Committee.

Mr. Evans has served as Chief Operating Officer and as Assistant Secretary of the Company and has been a director since 1995. Mr. Evans is responsible for overseeing the Company's daily operations, protecting and developing the Company's intellectual property and assessing new technologies. From 1989 to 1993, Mr. Evans held several senior positions with the Company in product development and engineering. From 1986 until joining the Company in 1989, Mr. Evans held a number of positions in engineering and business development for several divisions of the General Electric Company. Mr. Evans received a B.S. degree in Engineering Science and a Master's degree in Business Management from The Pennsylvania State University and an M.S. degree in Electrical Engineering from the University of Pennsylvania. Mr. Evans is a Registered Professional Engineer in the United States.

Mr. Maupay has been a director of the Company since 1995. Prior to his retirement in 1995, Mr. Maupay was a group executive with Bristol-Myers Squibb, which acquired Calgon Vestal Laboratories at the end of 1994. From 1988 until 1994, Mr. Maupay served as President of Calgon Vestal Laboratories, then a division of Merck & Co. Mr. Maupay spent 33 years in corporate and divisional positions at Merck & Co. Mr. Maupay received a B.S. degree in Pharmacy from Temple University and an M.B.A. degree from Lehigh University. Mr. Maupay is a director of Life Medical Sciences, Inc., Cubist Pharmaceuticals and PolyMedica Corporation. Mr. Maupay is Chairman of the Company's Corporate Governance Committee and a member of the Company's Compensation and Executive Committees.

Dr. Evarts has been a director of the Company since July 2000. Since September 2003, Dr. Evarts has been the Chief Executive Officer of the University of Rochester Medical Center and Strong Health; Senior Vice President and Vice Provost for Health Affairs, and Professor of Orthopedics at the University of Rochester School of Medicine and Dentistry. Previously, Dr. Evarts was a University Professor and Professor of Orthopedics of the Pennsylvania State University, College of Medicine, Hershey, Pennsylvania. He was formerly Chief Executive Officers and Senior Vice President for Health Affairs and Dean, The Milton S. Hershey Medical Center, and was formerly President and Chief Academic Officer of the Penn State Geisinger Health System. Dr. Evarts holds an A.B. degree from Colgate University. He graduated with an M.D. from the University of Rochester School of Medicine and Dentistry and served his internship and residency at the University of Rochester Strong Memorial Hospital. Dr. Evarts is Chairman of the Company's Compensation Committee and a member of the Company's Executive and Corporate Governance Committee.

Mr. Rosenberg has been a director of the Company since December 2002. From May 1997 until March 2002, Mr. Rosenberg was Senior Vice President and Treasurer of American Express, where he had responsibility for all global treasury activities, including funding, securitization, market risk management, global capital structure and pension plan investments. Prior to that, Mr. Rosenberg had an extensive career in the financial services industry at both Citicorp and Chase Manhattan Bank. At Citicorp, he led all U.S. consumer treasury activities and became a founding member of Citicorp's Market Risk Policy Committee, where he headed the establishment of global market risk policies and oversaw global price and liquidity risk for the U.S. and Latin America. Mr. Rosenberg received his B.S. in Economics from the Wharton School at the University of Pennsylvania and his M.S. in Operations Research from the University of Pennsylvania. Mr. Rosenberg is a member of the Company's Audit Committee.

Director Compensation -- The Company does not pay additional compensation to its executive officers for their service as directors. During fiscal 2003, several changes were made to the director's compensation program. The non-employee directors now receive a $10,000 annual retainer (added in fiscal 2003) and are paid a fee of $2,500 per Board of Directors meeting, plus travel expenses and other costs associated with attending meetings. Non-employee directors who serve on the Executive Committee are paid a fee of $2,000 (an increase of $500) per Executive Committee meeting plus travel expenses and other costs associated with attending the meetings. Non-employee directors who serve on the Audit Committee are paid a fee of $2,000 each quarter in connection with the review of the Company's quarterly and annual filings made with the Securities and Exchange Commission (added in fiscal 2003), unless such review takes place on the date of a Board of Directors meeting. Committee Chairpersons receive an additional $2,000 annual retainer (added in fiscal 2003). In addition, there is an educational allowance for Board of Directors training totaling $10,000.

Pursuant to the Kensey Nash Corporation Nonemployee Directors' Stock Option Plan (the "Directors' Plan"), each of Messrs. Bobb, Chefitz and Maupay was granted options to purchase 5,000 shares of Common Stock upon the Company's initial public offering, exercisable at $12.00 per share. Each of Mr. Lee and Dr. Evarts was granted options to purchase 5,000 shares of Common Stock upon their appointment to the Board of Directors, exercisable at $10.75 per share, the fair market value on the date of grant. Mr. Rosenberg was granted options to purchase 5,000 shares of Common Stock upon his appointment to the Board of Directors, exercisable at $18.94 per share, the fair market value on the date of grant. In consideration of their service on the Board of Directors, on the date of each annual meeting of the stockholders of the Company, each non-employee director who is elected, re-elected or continues to serve as a director because his term has not expired, receives an option to purchase 7,500 shares of Common Stock, exercisable at the fair market value of such shares on the date of grant. In addition, each non-employee director who serves on a committee, as of the date of the annual meeting, receives an additional option to purchase 1,500 shares of Common Stock (a reduction from 2,500 in the prior year), exercisable at the fair market value of such shares on the date of grant. Each committee member is only entitled to a single such option to purchase 1,500 shares even if he serves on several committees. Mr. Rosenberg, in connection with his appointment to the Board of Directors, also received these awards on the date of the 2002 annual meeting. In addition, the Directors' Plan provides that additional grants of options may be made, from time to time, as determined by the Compensation Committee. Once all options available for grant under the Directors' Plan have been exhausted, option grants to members of the Board of Directors will be made under the Employee Plan. See "Proposal 2 -- Approval of the Amended and Restated Employee Plan".

Beginning on the date of the 2003 Annual Meeting, each director will also receive an annual grant of 2,000 shares of restricted Common Stock pursuant to the Employee Plan, which will vest over three years, contingent in the case of 1,000 shares, upon the Company's achievement of certain earnings per share targets and, in the case of the other 1,000 shares, on the Company Common Stock reaching certain price targets.

Meetings -- During fiscal 2003, the Board of Directors held six meetings including teleconference meetings. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he served as a director, and (2) the total number of meetings held by all committees of the Board of Directors on which he served.

Committees of the Board of Directors -- The Board of Directors has established an Audit Committee, a Compensation Committee, an Executive Committee and a Corporate Governance Committee. The Audit Committee includes Mr. Chefitz (Chairman) and Messrs. Bobb, Rosenberg and Lee, each of whom is a non-employee director who meets the independence requirements of the NASDAQ Marketplace Rules. The Compensation Committee includes Dr. Evarts (Chairman) and Messrs. Lee and Maupay, each of whom is a non-employee director who meets the independence requirements of the NASDAQ Marketplace Rules. The Executive Committee includes Messrs. Kaufmann (Chairman), Chefitz, Maupay and Dr. Evarts. The Corporate Governance Committee includes Mr. Maupay (Chairman), Mr. Chefitz and Dr. Evarts, each of whom is a non-employee director who meets the independence requirements of the NASDAQ Marketplace Rules.

Pursuant to a written charter adopted by the Board of Directors, the Audit Committee exercises oversight responsibility regarding the quality and integrity of the Company's auditing and financial reporting practices. In fulfilling this responsibility, the Audit Committee, among other things, selects the independent auditors, pre-approves the audit and any non-audit services to be provided by the auditors, reviews the results and scope of the annual audit performed by the auditors and assesses processes related to risks and control environment. The Audit Committee reports to the full Board of Directors regarding all of the foregoing. The Audit Committee held ten meetings, four in person and six telephonically, in fiscal 2003. See "Audit Committee Matters."

The Compensation Committee generally has responsibility for recommending to the Board of Directors guidelines and standards for the determination of executive compensation, reviewing the Company's executive policies and reporting to the full Board of Directors regarding the foregoing. The Compensation Committee also has responsibility for administering the Employee Plan and the Directors' Plan, determining the number of options to be granted to the Company's executive officers and employees pursuant to the Employee Plan, and reporting to the full Board of Directors regarding the foregoing matters. The Compensation Committee held five meetings in fiscal 2003. See "Report of the Compensation Committee of the Board of Directors."

The Executive Committee has those responsibilities delegated to it from time to time by the Board of Directors. The Executive Committee also measures the Company's performance to the Company's operating plan and reviews key strategic alternatives. The Executive Committee held six meetings in fiscal 2003 including a session during two of the meetings without the CEO present.

The Corporate Governance Committee has the responsibility of evaluating the performance of the Board of Directors and making recommendations as to the size and composition of the Board of Directors and its committees. The Corporate Governance Committee also performs the duties of a nominating committee and is responsible for making recommendations for nominations of new members of the Board of Directors. The Corporate Governance Committee held four meetings in fiscal 2003 and recommended that Kim Rosenberg be appointed to the Board of Directors. The Corporate Governance Committee will consider properly submitted nominations for directors from stockholders. Such nominations should be sent to the Company's secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to an annual meeting of stockholders or otherwise in accordance with the bylaws of the Company. In addition to other requirements set forth in the Company's bylaws, nominations must specify the name of the nominee and the qualifications of such nominee for membership on the Board of Directors, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected.

Statement on Corporate Governance -- The Company's Board of Directors has reviewed the provisions of the Sarbanes-Oxley Act of 2002, final and proposed rules of the SEC and proposed NASDAQ listing standards regarding corporate governance policies and processes.  The Board of Directors believes that it already complies with many of the proposed NASDAQ listing standards and is considering the adoption of comprehensive corporate governance guidelines, to be posted on the Company's web site.  The Board of Directors will take further action, to the extent necessary, when final listing standards are adopted.

Executive Officers -- The Board of Directors elects officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the Board of Directors. See "Executive Compensation-- Employment Agreements." In addition to the executive officers of the Company identified in the tables entitled "Nominees" and "Other Directors," Ms. Wendy F. DiCicco serves as the Company's Chief Financial Officer.

Ms. DiCicco, CPA, 36, has served as Chief Financial Officer since August 1998.  From 1996 through 1998, Ms. DiCicco served as Controller of the Company.  From 1989 until she joined the Company in 1996, Ms. DiCicco was an Accounting and Audit Manager at the public accounting firm Deloitte & Touche LLP.  Ms. DiCicco holds a B.S. degree in accounting from Philadelphia University and is a Certified Public Accountant in the Commonwealth of Pennsylvania.

Section 16(a) Beneficial Ownership Reporting Compliance -- Section 16 of the Securities and Exchange Act of 1934 (the "1934 Act") requires the Company's officers and directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the NASDAQ National Market. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Company believes that all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with during fiscal 2003, except that (a) Mr. Nash filed one late Form 4 to report two transactions, (b) Mr. Kaufmann filed one late Form 4 to report one transaction, (c) Messrs. Maupay, Chefitz, Lee, Bobb and Dr. Evarts each filed one late Form 4 to report one transaction, their stock option grant on December 4, 2002, and (d) Mr. Rosenberg filed a late Form 3 to report his holdings upon joining the Board of Directors.

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EXECUTIVE COMPENSATION

The table below contains information with respect to the compensation paid and awarded by the Company for services rendered during the fiscal years ended June 30, 2003, 2002 and 2001 to its chief executive officer and the only three other executive officers of the Company (each, a "Named Executive Officer").

Summary Compensation Table

	Annual Compensation ---------------------------------------					Long Term Compensation Awards ----------
Name and principal position --------------------------------------------------	Year -------------	Salary ($) ---------------		Bonus ($) -------------		Securities Underlying Options (#) ---------------		All Other Compensation ($) (7) -------------------

Joseph W. Kaufmann President, Chief Executive Officer, Secretary and Director	2003 2002 2001	$ 280,750 $ 250,000 $ 237,500		$ 178,141 -- --	(3) (4)	-- 55,000 168,500	(5)	$1,528 -- --

Douglas G. Evans, P.E. Chief Operating Officer, Assistant Secretary and Director	2003 2002 2001	$ 227,000 $ 200,000 $ 190,000		$ 142,514 -- --	(3) (4)	-- 45,000 133,200	(5)	$2,713 $2,250 $1,750

Wendy F. DiCicco, CPA Chief Financial Officer	2003 2002 2001	$ 148,752 $ 127,282 $ 114,670	(1)	$ 42,000 -- --	(3) (4)	-- 15,000 15,525	(5)	$2,243 $1,896 $1,557

John E. Nash, P.E. Vice President of New Technologies	2003 2002 2001	$ 100,000 $ 100,000 $ 97,280	(2)	$ 35,000 -- --		15,000 -- --	(6)	$1,798 $1,292 $1,039

___________________________

(1)  The Company's short-term disability insurance carrier paid $9,390 of Ms. DiCicco's salary.
(2)  The Company's short-term disability insurance carrier paid $19,176 of Mr. Nash's salary.
(3)  Each of Mr. Kaufmann, Mr. Evans and Ms. DiCicco elected not to receive a cash bonus under the Company's bonus plan.
(4)  Each of Mr. Kaufmann, Mr. Evans, and Ms. DiCicco elected to receive options to purchase 98,500, 80,000, and 8,625 shares of the Company's Common Stock, respectively, in lieu of a cash bonus under the Company's bonus plan.
(5)  Granted July 10, 2002.
(6)  Granted March 11, 2003.
(7)  Represents the Company's matching cash contribution paid and/or accrued under the Company's 401(k) Plan.

Option Grants in Fiscal 2003 -- The following table provides information on grants of stock options for fiscal 2003 to the Named Executive Officers pursuant to the Employee Plan. The Company did not award any stock appreciation rights during fiscal 2003.

Option Grants in Fiscal 2003

Individual Grants --------------------------------------------------------------------------------------------------
Name -----------------------	Number of Securities Underlying Options Granted (#) (1) -----------	Percent of Total Options Granted to Employees in Fiscal Year --------------	Exercise Price ($/Sh) ----------	Expiration Date ----------	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2) -----------------------------
					5% ($) -----------	10% ($) ------------
Joseph W. Kaufmann	---	---	---	---	---	---
Douglas G. Evans, P.E.	---	---	---	---	---	---
Wendy F. DiCicco, CPA	---	---	---	---	---	---
John E. Nash, P.E.	15,000	16.4%	$18.17	3/11/13	$171,405	$434,375
-----------------------

(1)  These options will vest in three equal annual installments beginning on March 11, 2003.
(2)  Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts represent certain assumed rates of appreciation prescribed by the SEC. Actual gains are dependent on the future performance of the common stock and the option holder's continued employment over the vesting period. The potential realizable value does not reflect the Company's prediction of its stock price performance. The amounts reflected in the table may not be achieved.

Aggregated Option Exercises in Fiscal 2003 and Year-End 2003 Option Values -- The following table provides information regarding the Named Executive Officers' option exercises during fiscal 2003 and unexercised options held at June 30, 2003.

Aggregated Option Exercises in Fiscal 2003 and Year-End 2003 Option Values

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End 2003(#) -----------------------------------------		Value of Unexercised In-The-Money Options at Fiscal Year-End 2003($)(1) --------------------------------------
Name --------------------------------	(#) --------	($) -----------	Exercisable ----------------	Unexercisable ------------------	Exercisable ---------------	Unexercisable ------------------
Joseph W. Kaufmann	281,000	$3,755,828	653,500	95,000	$9,509,426	$1,074,684
Douglas G. Evans, P.E.	110,000	$1,525,757	478,800	79,400	$6,945,184	$902,068
Wendy F. DiCicco, CPA	17,000	$208,917	49,225	22,300	$679,625	$253,628
John E. Nash, P.E.	--	--	--	15,000	--	$111,750

__________________

(1)  The value per option is calculated by subtracting the exercise price from the closing price per share of the Common Stock on the NASDAQ National Market on June 30, 2003, which was $25.62.

Employment Agreements -- Mr. Kaufmann is a party to a three-year Employment Agreement with the Company dated as of July 1, 2001 that expires in July 2004 and provides for a minimum annual base salary of $250,000. Mr. Evans is a party to a three-year Employment Agreement with the Company dated as of July 1, 2001 that expires in July 2004 and provides for a minimum annual base salary of $200,000. Ms. DiCicco is a party to a two-year Employment Agreement with the Company dated as of October 1, 2003 that expires in October 2005 and provides for a minimum annual base salary of $165,000. Each of these employment agreements provides that the officer's salary is subject to annual increases as determined by the Company's Board of Directors and provides that an annual bonus may be paid at the discretion of the Board of Directors. The Board of Directors increased Mr. Kaufmann's salary to $290,000 effective October 1, 2002 and Mr. Evan's salary to $250,000 effective October 1, 2003. The agreements restrict each of Messrs. Kaufmann and Evans and Ms. DiCicco from competing with the Company during the term of the agreement and for 12 months after termination of his or her employment with the Company.

Each of Messrs. Kaufmann and Evans and Ms. DiCicco is also party to a Termination and Change in Control Agreement with the Company, dated as of the same date as his or her Employment Agreement. Pursuant to the Termination and Change in Control Agreement, if, following a Change in Control (as defined therein), the Company terminates, other than for cause, any of Messrs. Kaufmann or Evans or Ms. DiCicco, he or she will be entitled to receive, among other things, severance pay equal to his or her base salary for a period of two years. Each of Messrs. Kaufmann and Evans and Ms. DiCicco would also be entitled to receive an additional payment, net of taxes, to compensate for any excise tax imposed on these and other payments if they are determined to be excess parachute payments under the Internal Revenue Code of 1986, as amended (the "Code"). Following a Change in Control, all unvested options granted to each of Messrs. Kaufmann and Evans and Ms. DiCicco will immediately become vested.

Equity Compensation Plan Information

As of June 30, 2003, the Company maintained the Employee Plan and the Directors' Plan, each of which was approved by the Company's stockholders. The following table provides information, as of June 30, 2003, about the securities authorized for issuance under these equity compensation plans. It does not reflect the increase in the number of shares available for grant under the amended and restated Employee Plan being considered for approval at the Annual Meeting (see "Proposal 2 -- Approval of the Amended and Restated Employee Plan").

	Number of Securities to be Issued Upon Exercised Oustanding Options, Warrants and Rights ------------------------- (a) -------------------------	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ---------------------------- (b) ----------------------------

Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
--------------------------------
(c)
--------------------------------

Equity compensation plans approved by security holders	2,342,325	$ 12.68	216,193
Equity compensation plans not approved by security holders	-------------------------	-------------------------	--------------------------------

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The objectives of the Compensation Committee in determining the levels and components of executive compensation are (1) retaining the executive officers in their present positions, (2) providing them with both cash and equity incentives to further the interests of the Company and its stockholders, (3) compensating them at levels comparable to those of executive officers at other medical device companies at a comparable stage of development, and (4) attracting executive officers whose experience and backgrounds would help the growth and development of the Company. Generally, the compensation of all executive officers consists of a base salary plus a discretionary bonus based upon achievement of specified goals. In addition, stock options are granted to provide the opportunity for compensation based upon the performance of the Common Stock over time.

The Compensation Committee determined the terms of the employment agreements for Mr. Kaufmann and for all of the other executive officers. In determining the base salaries of the executive officers, the Compensation Committee considered the performance of each executive, the nature of the executive's responsibilities, the salary levels of executives at medical device companies at a comparable stage of development, including other publicly-held companies that are developing medical device products and are included in the NASDAQ Medical Equipment Index, and the Company's general compensation practices. Based on these criteria, effective October 1, 2002, the Board of Directors increased the base salaries of Messrs. Kaufmann and Evans and Ms. DiCicco to $290,000, $235,000 and $155,000, respectively.

Discretionary bonuses for each of the Company's executive officers are directly tied to achievement of specified goals of the Company and are a function of the criteria that the Compensation Committee believes appropriately take into account the specific areas of responsibility of the particular officer. The Compensation Committee approved specific goals, including financial, operational and development milestones, in the beginning of fiscal 2003. Based upon achievement of the approved goals for fiscal 2003, Messrs. Kaufmann, Evans and Nash and Ms. DiCicco earned cash bonuses of $178,141, $142,514, $20,000 and $42,000, respectively. Mr. Nash received an additional $15,000 bonus in March 2003 based on his performance. Mr. Kaufmann's and the other executive officers' bonuses for fiscal 2004 will be based upon the achievement of specified objectives, including achievement of revenue and earnings per share goals in the Company's fiscal 2004 plan and will be subject to the discretion of the Board of Directors.

The Compensation Committee also grants stock options, from time to time, to executive officers and other employees in order to provide a long-term incentive that is directly tied to the performance of the Company's stock. The exercise price of each of these stock options is generally the fair market value of the Common Stock on the date of grant. The options generally vest over a three-year period, based on either the date of grant or July 1 of each fiscal year. Vesting periods are used to retain key employees and to emphasize the long-term aspect of contribution and performance.

The Compensation Committee grants options based upon its belief that it is necessary in a highly competitive environment to provide key personnel the opportunity for significant continuing equity participation and incentive to create stockholder value over a longer investment horizon. These options provide an incentive to maximize stockholder value because they reward option holders only if stockholders also benefit. In making stock option grants to executives under the Employee Plan, the Compensation Committee considers a number of factors, including the past performance of the executive, achievement of specific delineated goals, the responsibilities of the executive, review of compensation of executives in medical device companies at a comparable stage of development, and review of the number of shares underlying stock options each executive currently possesses.

On March 11, 2003, the Compensation Committee approved a grant of options to purchase 15,000 shares of the Company's Common Stock to Mr. Nash. These option grants will vest in equal amounts over a three-year period and the exercise price is $18.17, the fair market value of the underlying Common Stock on the date of the grant. There were no stock options granted to Messrs. Kaufmann and Evans or Ms. DiCicco in fiscal 2003 because there were insufficient shares available for grant under the Employee Plan. If the amended and restated Employee Plan is approved by the Company's stockholders at the Annual Meeting, then the Compensation Committee will consider granting stock option awards to Messrs. Kaufmann, Evans and Nash and Ms. DiCicco. For a description of the proposed amended and restated Employee Plan. See "Proposal 2 -- Approval of the Amended and Restated Employee Plan".

Compliance with Section 162(m) -- The Compensation Committee currently intends for all compensation paid to the executive officers to be tax deductible to the Company. Section 162(m) of the Code ("Section 162(m)") provides that compensation paid to certain executive officers in excess of $1,000,000 is nondeductible by the Company for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee comprised solely of two or more independent directors, is objective and the plan or agreement providing for such performance based compensation has been approved by stockholders in advance of payment. Stock options awarded by the Compensation Committee under the Employee Plan, with exercise prices equal to the fair market value of the Common Stock on the grant date, will generally qualify for deductibility under Section 162(m).

Compensation Committee

C. McCollister Evarts, M.D., Chairman
Steven J. Lee
Walter R. Maupay, Jr.

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PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total stockholder returns during the period commencing on June 30, 1998 and ending on June 30, 2003, for the Company, the NASDAQ Stock Market (U.S.) Index and the NASDAQ Medical Equipment Index. The comparison assumes $100 was invested on June 30, 1998 in the Common Stock of the Company, the NASDAQ Stock Market (U.S.) Index and the NASDAQ Medical Equipment Index and assumes the reinvestment of all dividends, if any.

Comparison of Cumulative Total Returns

	6/30/98 --------	6/30/99 ------	6/30/00 -------	6/30/01 --------	6/30/02 --------	6/30/03 --------
Kensey Nash Corporation	$100	$ 84	$117	$176	$171	$270
NASDAQ Stock Market (U.S.)	$100	$144	$212	$115	$79	$87
NASDAQ Medical Equipment	$100	$134	$154	$144	$131	$140

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets forth, as of October 17, 2003, certain information with respect to the beneficial ownership of the Company's Common Stock by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (2) each Company director, (3) each of the Named Executive Officers and (4) all Company executive officers and directors as a group. Unless otherwise indicated, each person or group has sole dispositive and voting power with respect to the shares shown below as beneficially owned by such person.

Names and Address ------------------------------------------------------------------------------------	Amount and Nature of Beneficial Ownership -----------------------------	Percent of Class ------------
FMR Corp. (1)	1,613,800	14.1%
Joseph W. Kaufmann (2)	854,334	7.0
Kenneth R. Kensey, M.D. (3)	814,000	7.1
Wellington Management Company, LLP (4)	734,300	6.4
Douglas G. Evans, P.E. (5)	619,517	5.2
U.S. Trust Corporation (6)	575,810	5.0
Liberty Wanger Asset Management, L.P. (7)	550,000	4.8
Deutsche Bank AG (8)	542,659	4.7
John E. Nash, P.E. (9)	495,000	4.3
Walter R. Maupay, Jr. (10)	81,334	*
Wendy F. DiCicco, CPA (11)	59,225	*
Robert J. Bobb (12)	58,334	*
Harold N. Chefitz (13)	40,834	*
Steven J. Lee (14)	23,334	*
C. McCollister Evarts, M.D (15).	23,334	*
Kim D. Rosenberg (16).	5,001	*
All Executive Officers and Directors as a group (10 persons)	2,260,247	17.5%

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*   Denotes less than one percent.

(1)  FMR Corp. is a parent holding company of Fidelity Management & Research Company, the address of which is 82 Devonshire Street, Boston, MA 02109. FMR Corp. has sole voting power with respect to 613,600 of the shares shown as beneficially owned by it and sole dispositive power with respect to all of the shares. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2003.
(2)  Includes 140,000 shares subject to prepaid variable equity forward sales contracts with UBS Warburg and 688,501 shares issuable upon exercise of options within 60 days of October 17, 2003.
(3)  Represents shares held by the Kenneth R. Kensey Revocable Trust, of which Kenneth R. Kensey and Harland W. Johnson are trustees. Each of Messrs. Kensey and Johnson individually has voting and dispositive power with respect to the shares held by the trust. . The principal place of business for each reporting person is c/o Rheologics, Inc., 15 East Uwchlan Ave., Suite 414, Exton, Pennsylvania 19341. The trust has entered into "zero cost collars" with respect to 400,000 of the shares pursuant to which the trust wrote call options to, and purchased put options from, Bear, Stearns & Co. Inc.
(4)  Wellington Management Company, LLP has a principal business office address located at 75 State Street, Boston, Massachusetts, 02109. Wellington Management Company, LLP has shared voting power with respect to 646,400 of the shares shown as beneficially owned by it, and shared dispositive power with respect to all of the shares shown as beneficially owned by it. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2003.
(5)  Includes 54,000 shares held by the Douglas G. Evans Revocable Trust, 1,050 shares held indirectly by his minor children and 510,467 shares issuable upon exercise of options within 60 days of October 17, 2003.
(6)  U.S. Trust Corporation and its affiliate United States Trust Company of New York have shared voting and dispositive power with respect to all of the shares shown as beneficially owned by U.S. Trust Corporation. The principal place of business for both reporting persons is 114 W. 47th Street, New York 10036. This information was obtained from a Schedule 13G filed with the SEC on February 11, 2003.
(7)  Liberty Wanger Asset Management, L.P. ("WAM"), WAM Acquisition GP, Inc.("WAM GP"), its general partner, and Liberty Acorn Trust ("Acorn"), one of WAM's discretionary clients each has shared voting and dispositive power with respect to all of the shares shown as beneficially owned by WAM. WAM, WAM GP and Acorn all have the principal business office address of 227 West Monroe Street, Suite 3000, Chicago, IL 60606. This information was obtained from a Schedule 13G filed with the SEC on February 14, 2003.
(8)  The principal place of business for Deutsche Bank AG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. Deutsche Bank AG has sole voting power with respect to 347,459 of the shares shown as beneficially owned by it, shared voting power with respect to 800 of the shares, sole dispositive power with respect to 541,859 of the shares and shared dispositive power with respect to 800 of the shares. This information was obtained from a Schedule 13G filed with the SEC on May 30, 2003.
(9)  Represents shares held by the John E. Nash Revocable Trust.
(10)  Includes 58,334 shares issuable upon exercise of options within 60 days of October 17, 2003.
(11)  Includes 59,225 shares issuable upon exercise of options within 60 days of October 17, 2003.
(12)  Includes 58,334 shares issuable upon exercise of options within 60 days of October 17, 2003.
(13)  Includes 33,334 shares issuable upon exercise of options within 60 days of October 17, 2003.
(14)  Includes 23,334 shares issuable upon exercise of options within 60 days of October 17, 2003.
(15)  Includes 23,334 shares issuable upon exercise of options within 60 days of October 17, 2003.
(16)  Includes 5,001 shares issuable upon exercise of options within 60 days of October 17, 2003.

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CERTAIN TRANSACTIONS

Since December 1995, the Company had pledged investments as collateral to secure a bank loan made to Joseph W. Kaufmann, the Company's Chief Executive Officer, President and Secretary, who is also a Director, which was used by Mr. Kaufmann for the payment of taxes incurred as a result of the receipt of Common Stock at the Company's initial public offering in December 1995. In exchange for the Company pledging collateral for the loan, Mr. Kaufmann had pledged his Common Stock as collateral to the Company. The balance of the loan and the related pledge by the Company was $1,726,780 when Mr. Kaufmann repaid the entire loan amount on February 13, 2003, at which time the Company's pledge and that of Mr. Kaufmann were released.

Since December 1995, the Company had pledged investments as collateral to secure a bank loan made to Douglas G. Evans, P.E., the Company's Chief Operating Officer, and Assistant Secretary, who is also a Director, which was used by Mr. Evans for the payment of taxes incurred as a result of the receipt of Common Stock at the Company's initial public offering in December 1995. In exchange for the Company pledging collateral for the loan, Mr. Evans had pledged his Common Stock as collateral to the Company. The balance of the loan and the related pledge by the Company was $386,291 when Mr. Evans had repaid the entire loan amount during the quarter ended December 31, 2002, at which time the Company's pledge and that of Mr. Evans were released.

From May 1997 to March 2002, the Company granted loans to Mr. Kaufmann totaling $2.0 million, which were for personal use and were collateralized by the officer's stock. Interest on the loans ranged from 5.25% to 7% and was based on the prime rate of interest. The largest aggregate amount of the outstanding loan during fiscal 2003 was $2.0 million on April 27, 2003. Interest and principal on the loans were due at the earlier of the sale of a portion of the officer's stock or March 2003. Mr. Kaufmann repaid the entire loan amount in May 2003.

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PROPOSAL 2
APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE PLAN

The Company's Board of Directors has adopted, and proposes that the Company's stockholders approve, the Fourth Amended and Restated Employee Plan (the "Amended and Restated Employee Plan") to (1) provide for an increase in the number of shares of the Company's Common Stock authorized for issuance under the Employee Plan by 1,000,000 shares to 4,200,000 shares, and (2) prohibit the repricing of stock options. If the Amended and Restated Employee Plan is approved, all other material terms of the Employee Plan will be unaffected.

The Board of Directors desires to maintain the Employee Plan and provide the Employee Plan with additional shares because it believes that the well recognized benefits of incentive compensation plans outweigh any burden on, or dilution of, the Company's stockholders attendant to the award of stock options, shares of restricted stock or other types of awards, and include (1) the encouragement of the acquisition of key employees of a proprietary interest in the Company; (2) the ability to fashion attractive incentive awards based upon the performance of the Company and the price for its Common Stock; and (3) better alignment of the interests of directors, officers, employees and consultants with the interests of the Company's stockholders.

The Board of Directors recommends that the stockholders vote in favor of the Fourth Amended and Restated Employee Plan.

Background

Effective April 1, 1995, the Board of Directors adopted the Employee Plan pursuant to which 900,000 shares of Common Stock were authorized to be issued on the terms set forth in the Employee Plan. On December 4, 1996, August 28, 1998 and October 19, 2000, the Company's Board of Directors proposed, and the stockholders subsequently approved at an annual meeting, to reserve an additional 300,000, 1,000,000 and 1,000,000 shares of Common Stock, respectively, for issuance under the Employee Plan. The most recent increase approved by stockholders of the Company increased the total number of shares authorized for issuance under the Employee Plan to 3,200,000 shares.

As of October 17, 2003, options to purchase a total of 1,997,007 shares of the Company's common stock, at a weighted average exercise price of $12.28, were outstanding, and options to purchase a total of 1,115,800 shares of the Company's Common Stock had previously been exercised under the Employee Plan. As a result, only 87,193 shares remained available for new awards under the Employee Plan. Consequently, the Board of Directors adopted the Amendment to the Employee Plan (subject to stockholder approval) to authorize an additional 1,000,000 shares of the Company's Common Stock, representing approximately 8.7% of the shares of the Company's Common Stock outstanding as of October 17, 2003, for awards under the Employee Plan.

Stockholder approval of the Amended and Restated Employee Plan is sought to continue (1) to meet the requirements of the NASDAQ National Market, (2) to qualify certain compensation under the Employee Plan as performance-based compensation that is tax deductible without limitation under Section 162(m) of the Code and (3) to qualify certain stock options granted under the Employee Plan as incentive stock options. Furthermore, Section 13.1 of the Employee Plan provides that no amendment to the Employee Plan shall be made without the approval of the Company's stockholders to the extent such approval is required by law or agreement.

Terms of the Amended and Restated Employee Plan

The following brief summary of certain features of the Amended and Restated Employee Plan is qualified in its entirety by reference to the full text of the Amended and Restated Employee Plan, copies of which will be furnished by the Company without charge upon written request.

Types of Awards Available Under the Amended and Restated Employee Plan. The Amended and Restated Employee Plan is a flexible plan that provides the Compensation Committee broad discretion to fashion the terms of the awards to provide eligible recipients with such stock-based and performance-related incentives as the Compensation Committee deems appropriate. The Amended and Restated Employee Plan permits the issuance of awards in a variety of forms, including (1) nonqualified and incentive stock options for the purchase of Common Stock, (2) stock appreciation rights, (3) restricted stock, (4) deferred stock, (5) bonus stock and awards in lieu of obligations, (6) dividend equivalents, (7) other stock-based awards, (8) performance awards and (9) cash incentive awards.

Eligibility. The persons eligible to participate in the Amended and Restated Employee Plan are directors, officers, employees and consultants of the Company or any subsidiary of the Company who, in the opinion of the Compensation Committee, contribute to the growth and success of the Company or its subsidiaries. The purpose of the Amended and Restated Employee Plan is to promote the overall financial objectives of the Company and its stockholders by motivating eligible participants to achieve long-term growth in stockholder equity in the Company and to retain the association of these individuals. As of October 17, 2003, the Company had six non-employee directors, four executive officers, approximately 240 other employees and five consultants eligible to participate in the Amended and Restated Employee Plan.

Release of Shares. At the discretion of the Compensation Committee, shares of Common Stock subject to an award under the Amended and Restated Employee Plan that remain unissued upon termination of such award, are forfeited or are received by the Company as consideration for the exercise or payment of an award, the shares otherwise subject to the award may again be available for grant by the Compensation Committee. In the event of a stock dividend, stock split, recapitalization, sale of substantially all of the assets of the Company, reorganization or other similar event, the Compensation Committee will make appropriate adjustments to the aggregate number of shares of Common Stock subject to the Amended and Restated Employee Plan and the number, class and price of shares subject to outstanding awards.

Stock Options. Stock options granted under the Amended and Restated Employee Plan may be either incentive stock options qualified under Section 422 of the Code ("ISOs") or non-qualified stock options ("NQSOs"). The exercise period for any stock option granted under the Amended and Restated Employee Plan will be determined by the Compensation Committee, provided that no stock option shall be exercisable more than 10 years after the date such stock option is granted or 5 years from the date of grant in the case of an ISO granted to a 10% or more stockholder of the Company. The exercise price for options granted under the Amended and Restated Employee Plan will be determined by the Compensation Committee, provided that the option price per share may not be less than the fair market value per share on the date the stock option is granted. If an option is intended to qualify as an ISO that is to be granted to a party that is a 10% or more stockholder of the Company, the exercise price per share may not be less than 110% of the fair market value per share of the Company's Common Stock on the grant date. The exercise price of an option may be paid (i) in cash, (ii) by delivering Common Stock of the Company already owned by the recipient for a period of 6 months prior to such payment and having a fair market value on the date of delivery equal to the exercise price, or (iii) in such other manners as provided in the Amended and Restated Employee Plan. In addition, the Compensation Committee may, in its discretion, authorize the Company to (1) lend to a recipient a portion of the exercise price of an option, or (2) guarantee a loan obtained by a recipient on a full recourse basis from a third-party for the purpose of paying the exercise price. No such loan or guarantee shall exceed 24 months or obligate the Company for an amount to exceed the lesser of the aggregate fair market value per share of the Common Stock on the date of exercise of the option, less the par value of the shares of Common Stock to be purchased upon exercise of the stock option, or an amount permitted under applicable laws or the regulations, the rules of the Federal Reserve Board and any other governmental agency having jurisdiction. Under the Sarbanes-Oxley Act of 2002, the Company may no longer make any such loan to an executive officer or director of the Company.

Stock Appreciation Rights. Stock appreciation rights may be granted alone or in conjunction with a stock option grant. If a stock appreciation right is granted in conjunction with a stock option, the term of the stock appreciation right shall be the same as the term of the corresponding stock option. Upon the exercise of a stock appreciation right granted in conjunction with a stock option grant, a recipient shall be entitled to receive an amount in cash, shares of the Company's Common Stock or both as determined by the Compensation Committee and equal in value to the excess of the fair market value per share of Common Stock over the option price per share of Common Stock, multiplied by the number of shares in respect of which the stock appreciation right is exercised. The Compensation Committee shall establish such terms applicable to stock appreciation rights granted on a stand-alone basis. The Amended and Restated Employee Plan sets forth additional rules applicable to recipients who are actually or potentially subject to Section 16(b) of the 1934 Act. Stock appreciation rights granted in conjunction with an ISO may not be exercisable unless the fair market value of the Common Stock on the date of exercise exceeds the option exercise price.

Restricted Stock and Deferred Stock. Shares of restricted stock and deferred stock (a right to receive shares of the Company's Common Stock at the end of a specified period) may be granted alone or in conjunction with a stock option grant. The Compensation committee will determine the terms of restricted or deferred stock grants, including conditioning a grant on the achievement of performance goals by the recipient or the Company and making the shares of restricted or deferred stock subject to forfeiture. During the restricted period or the deferral period, as applicable, set by the Compensation Committee, the recipient will not be permitted to sell, assign, transfer, pledge or otherwise encumber any interest in the shares of restricted or deferred stock. With respect to restricted stock, during the restricted period, the recipient will have all other rights of a stockholder of the Company.

Bonus Stock and Awards in Lieu of Obligations. Subject to limitations described in the Amended and Restated Employee Plan, the Compensation Committee is authorized to grant shares of the Company's Common Stock as a bonus, or to grant shares of Common Stock or other awards in lieu of obligations of the Company to pay cash or deliver other property.

Dividend Equivalents. The Compensation Committee is authorized to grant dividend equivalents, entitling the recipient to receive cash, Common Stock, other types of awards or other property equal in value to dividends paid with respect to a specified number of shares of the Company's Common Stock.

Other Stock-Based Awards. The Compensation Committee is authorized, subject to limitations imposed by applicable law, to grant such other types of awards that may be denominated or payable in, or valued in whole or in part based on the value of, the Company's Common Stock, as determined by the Compensation Committee to be consistent with the purposes of the Amended and Restated Employee Plan. These types of awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into the Company's Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon the performance of the Company and other similar types of awards. The Compensation Committee will determine the terms and conditions for all such awards.

Performance Awards and Cash Incentive Awards. The Compensation Committee is authorized to condition any type of award or cash payment on the performance of the Company utilizing business criteria or other measures of performance it deems appropriate. The Committee will utilize one or more of the following business criteria for the Company in establishing performance goals for a performance award: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly-available index such as, but not limited to, the Standard & Poor's 500 or the NASDAQ-U.S. Index; (3) net income; (4) pre-tax earnings; (5) earnings before interest expense, taxes, depreciation and amortization (EBITDA); (6) pre-tax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating income before payment of executive bonuses; and (13) working capital.

Change in Control Provisions. In the event of a Change in Control (as defined in the Amended and Restated Employee Plan): (1) any stock appreciation rights and stock options outstanding as of the date of such Change in Control and not then-exercisable shall become fully exercisable to the full extent of the original award; (2) the restrictions and deferral limitations applicable to restricted stock, deferral stock or other awards shall lapse and such awards shall become free of all restrictions and become fully-vested and transferable to the full extent of the original award; and (3) the performance goals and other conditions with respect to any outstanding performance award or cash incentive award shall be deemed to have been satisfied in full, and such award shall be fully distributable, if and to the extent provided by the Compensation Committee, notwithstanding that the award may not be fully deductible to the Company under Section 162(m) of the Code. In addition, unless the Compensation Committee shall provide otherwise, any award of any recipient who is an officer or director of the Company for which the grant date is less than six months prior to the Change in Control, shall be cancelled in exchange for a cash payment to the recipient at the time of such recipient's termination of employment, equal to the amount that the Change in Control Price (as defined in the Amended and Restated Employee Plan) per share of Common Stock of the Company shall exceed the amount which the recipient must pay to exercise the award per share of Common Stock, multiplied by the number of shares of Common Stock granted under the award, plus interest.

Amendments; Prohibitions.  The Board of Directors or the Compensation Committee may amend, alter or discontinue the Amended and Restated Employee Plan or an award (either prospectively or retroactively) at any time, other than an amendment, alteration or discontinuation that would impair the rights of a recipient of an award under the Amended and Restated Employee Plan without the recipient's consent.  However, no amendment or alteration of the Amended and Restated Employee Plan will be made without the approval of the Company's stockholders to the extent such approval is required by law or applicable listing standards.  In addition, neither the Board of Directors nor the Compensation Committee will be permitted to (i) amend an option to reduce its exercise price, (ii) cancel an option and regrant an option with a lower exercise price than the original exercise price of the cancelled option, or (iii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an option.

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FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax consequences associated with stock options, stock appreciation rights, stock awards and other awards granted under the Amended and Restated Employee Plan. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

Nonqualified Stock Options

Participant. Generally, a participant receiving a nonqualified stock option does not realize any taxable income for federal income tax purposes at the time of grant. Upon exercise of such option, the excess of the fair market value of the shares of common stock subject to the nonqualified stock option on the date of exercise over the exercise price will generally be taxable to the participant as ordinary income. The participant will have a capital gain (or loss) upon the subsequent sale of the shares of common stock received upon exercise of the option in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the option was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the nonqualified stock option is exercised.

If the Participant Uses Common Stock to Pay the Option Exercise Price. If the participant who exercises a nonqualified stock option pays the exercise price by tendering shares of Common Stock of the Company and receives back a larger number of shares, the participant will realize taxable income in an amount equal to the fair market value of the additional shares received on the date of exercise, less any cash paid in addition to the shares tendered. Upon a subsequent sale of the Common Stock, the number of shares equal to number delivered as payment of the exercise price will have a tax-basis equal to that of the shares originally tendered. The additional newly-acquired shares obtained upon exercise of the nonqualified stock option will have a tax basis equal to the fair market value of such shares on the date of exercise.

The Company. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a nonqualified stock option.

Incentive Stock Options

Participant. Generally, a participant will not realize any taxable income for Federal income tax purposes at the time an ISO is granted. Upon exercise of the ISO, the participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), unless the participant has left the Company's employ more than three months before exercising the option. If the participant transfers shares of Common Stock received upon the exercise of an incentive stock option within a period of two years from the date of grant of such incentive stock option or one year from the date of receipt of the shares of common stock (the "Holding Period"), then, in general, the participant will have taxable ordinary income in the year in which the transfer occurs in an amount equal to the excess of the fair market value on the date of exercise over the exercise price. However, if the sale price is less than the fair market value of such shares on the date of exercise, the ordinary income will not be more than the difference between the sale price and the exercise price. The participant will have long-term or short-term capital gain (or loss) in an amount equal to the amount by which the amount received for such common stock exceeds (or is less than) the participant's tax basis in the common stock as increased by the amount of any ordinary income recognized as a result of the disqualifying disposition, if any. If the participant transfers the shares of common stock after the expiration of the Holding Period, he or she will recognize capital gain (or loss) equal to the difference between the sale price and the exercise price.

If the Participant Uses Common Stock to Pay the Option Exercise Price. If a participant who exercises an incentive stock option pays the option exercise price by tendering shares of Common Stock, such participant will generally incur no income tax liability (other than pursuant to the alternative minimum tax, if applicable), provided any Holding Period requirement for the tendered shares is met. If the tendered stock was subject to the Holding Period requirement when tendered (i.e., had not been held for the entire Holding Period), payment of the exercise price with such stock constitutes a disqualifying disposition. If the participant pays the exercise price by tendering Common Stock and the participant receives back a larger number of shares, under proposed Treasury regulations, the participant's basis in the number of shares of newly acquired stock equal to the number of shares delivered as payment of the exercise price will have a tax basis equal to that of the shares originally tendered, increased, if applicable, by an amount included in the participant's gross income as compensation. The additional newly acquired shares upon exercise of the option will have a tax basis of zero. All stock acquired upon exercise will be subject to the Holding Period requirement, including the number of shares equal to the number tendered to pay the exercise price. Any disqualifying disposition will be deemed to be a disposition of stock with the lowest basis.

The Company. The Company will not be entitled to a tax deduction upon grant, exercise or subsequent transfer of shares of common stock acquired upon exercise of an incentive stock option, provided that the participant holds the shares received upon the exercise of such option for the Holding Period. If the participant transfers the common stock acquired upon the exercise of an incentive stock option prior to the end of the Holding Period, the Company will generally be entitled to a deduction at the time the participant recognizes ordinary income in an amount equal to the amount of ordinary income recognized by such participant as a result of such transfer.

Stock Appreciation Rights

Participant. Generally, a participant receiving a stock appreciation right does not realize any taxable income for Federal income tax purposes at the time of grant. Upon the exercise of a stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the amount of cash or the fair market value of the Common Stock distributed to the participant. The participant will have a capital gain (or loss) upon a subsequent sale of shares of common stock received in an amount equal to the sale price reduced by the fair market value of the shares of common stock on the date the stock appreciation right was exercised. The holding period for purposes of determining whether the capital gain (or loss) is a long-term or short-term capital gain (or loss) will generally commence on the date the stock appreciation right is exercised.

The Company. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of stock appreciation rights.

Stock Awards

Participant. Generally, a participant receiving a stock award will recognize taxable income at the time of grant of a stock award of unrestricted shares. The taxable income will be equal to the excess of the fair market value of the unrestricted shares on the grant date over any amount the participant pays for the unrestricted shares. Generally, a participant will not recognize taxable income at the time of grant of a stock award of restricted shares. However, a participant may make an election under section 83(b) of the Code (Section 83(b)) to be taxed at the time of the stock award. If a participant does not elect under Section 83(b) to recognize income at the time of the stock award, the participant will recognize taxable income at the time of vesting. The taxable income will be equal to the excess of the fair market value of the restricted shares at the time the shares vest over any amount the participant paid for the restricted shares. A participant may elect under Section 83(b) to include as ordinary income in the year of the stock award an amount equal to the excess of the fair market value of the shares on the transfer date over any purchase price paid for the shares. The fair market value of the shares will be determined as if the shares were not subject to forfeiture. If a participant makes the Section 83(b) election, the participant will not recognize any additional income when the shares vest. Any appreciation in the value of the restricted shares after the award is not taxed as compensation, but instead as a capital gain when the restricted shares are sold or transferred. If the participant makes a Section 83(b) election and the restricted shares are later forfeited, the participant is not entitled to a tax deduction or a refund of the tax already paid. The Section 83(b) election must be filed with the IRS within 30 days following the date the shares are awarded to a participant. The 83(b) election generally is not revocable and cannot be made after the 30-day period has expired. Dividends received on restricted shares subject to a Section 83(b) election are taxed as dividends instead of compensation.

The Company. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income a participant recognizes in connection with a stock award. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Other Awards

Participant. With respect to awards granted under the Amended and Restated Employee Plan that result in the payment or issuance of cash or shares of Common Stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or the fair market value of shares or other property received. Thus, deferral of the time of payment or issuance will generally result in the deferral of the time the participant will be liable for income taxes with respect to such payment or issuance. With respect to awards involving the issuance of shares of Common Stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. A participant may make a Section 83(b) election and be taxed at the time of receipt of shares or other property rather than upon the lapse of restrictions on transferability or the substantial risk of forfeiture, but if the participant subsequently forfeits such shares or property the participant would not be entitled to any tax deduction, including a capital loss, for the value of the shares or property on which he previously paid tax. The participant must file such election with the Internal Revenue Service within 30 days after the receipt of the shares or other property.

The Company. The Company generally will be entitled to a deduction in an amount equal to the ordinary income received by the participant. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Section 162(m)

Section 162(m) of the Code (Section 162(m)), provides that any compensation paid to a "covered employee" within the meaning of Section 162(m) which is in excess of $1,000,000 cannot be deducted by the Company for Federal income tax purposes unless, in general, (1) such compensation constitutes "qualified performance-based compensation" satisfying the requirements of Section 162(m) and (2) the plan or agreement providing for such performance-based compensation has been approved by stockholders.

Parachute Payments

In the event any payments or rights accruing to a participant upon a Change in Control, or any payments awarded under the Amended and Restated Employee Plan, constitute "parachute payments" under Section 280G of the Code, depending upon the amount of such payments accruing and the other income of the participant of the Company, the participant may be subject to an excise tax (in addition to ordinary income tax) and the Company may be disallowed a deduction for the amount of the actual payment.

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PROPOSAL 3
RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for the fiscal year ending June 30, 2004. Deloitte & Touche LLP has acted as auditors for the Company since 1990. It is expected that representatives of Deloitte & Touche LLP will be present at the meeting and will be available to respond to questions. They will be given an opportunity to make a statement if they desire to do so.

The Audit Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committees' appointment of Deloitte & Touche LLP. If a majority of the shares voted at the Annual Meeting, in person or by proxy, are not voted in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors will interpret this as an instruction to seek other auditors.

The Board of Directors recommends that the stockholders vote in favor of the ratification of the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending June 30, 2004.

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INDEPENDENT AUDITOR FEES

The following table shows fees that the company paid (or accrued) for professional services rendered by its independent auditor's for fiscal years 2003 and 2002:

	Year Ended ---------------------------------
Description of Fees --------------------------------------------------------------------------	June 30, 2003 ---------------	June 30, 2002 ---------------
Audit Fees	$ 69,731	$ 89,093
Audit-Related Fees	25,317	15,250
Tax Fees	354,117	46,296
All Other Fees	---	---
Total Fees Paid to Independent Auditors	$ 449,165 =========	$ 150,639 =========

Audit Fees. Consists of fees incurred for professional services rendered for the audit of the Company's annual financial statements and review of the interim financial statements included in quarterly reports.

Audit-Related Fees. Consists of fees incurred for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements that are not reported under "Audit Fees" and services that are normally provided by the Company's independent auditors in connection with statutory and regulatory filings or engagements. These services include accounting consultations in connection with acquisitions and consultations concerning financial accounting and reporting standards, as well as audits of employee benefit plans' financial statements and research and development grant audits.

Tax Fees. Consists of fees incurred for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various U.S. and international tax returns, tax consultation services rendered in connection with acquisitions, establishment of Kensey Nash Europe GmbH and advice on other tax-related matters. For fiscal 2003, the amount includes $325,000 for services provided in connection with conducting a research and development tax credit study.

All Other Fees. Represents fees incurred for services provided to the Company not otherwise included in the categories above.

The Audit Committee has determined that the provision of non-audit services by the Company's independent auditors as described above is compatible with maintaining the independent auditors' independence. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by the Company's independent auditors. In certain cases, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve certain additional services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal 2003, all services were pre-approved by the Audit Committee in accordance with this policy.

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AUDIT COMMITTEE MATTERS

Independence of Audit Committee Members -- The Company's Common Stock is listed on the NASDAQ National Market and the Company is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace rules.

Audit Committee Report -- In connection with the preparation and filing of the Company's Annual Report on Form 10-K for fiscal 2003:

(1) the Audit Committee reviewed and discussed the audited financial statements with the Company's management and the Company's independent auditors, including meetings where the Company's management was not present;

(2) the Audit Committee discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications;

(3) the Audit Committee discussed with the Company's independent auditors the results of its audit and examination of the Company's consolidated financial statements, its evaluation of the Company's internal controls and its overall assessment of the quality of the Company's financial accounting and reporting functions;

(4) the Audit Committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Company's independent auditors the independent auditor's independence, including any relationships that may impact their objectivity and independence and considered the amount of non-audit services and the compatibility of such non-audit services with the auditor's independence; and

(5) based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal 2003.

            Audit Committee

Harold N. Chefitz, Chairman
Kim D. Rosenberg
Steven J. Lee
Robert J. Bobb

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MISCELLANEOUS AND OTHER MATTERS

Solicitation -- The cost of this proxy solicitation will be borne by the Company. The Company may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by the Company for their reasonable out-of-pocket expenses of solicitation. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

Proposals of Stockholders -- Proposals of stockholders for the 2004 Annual Meeting of Stockholders will not be included in the proxy statement for, or considered at, that annual meeting unless the proposal is proper for inclusion in the proxy statement and for consideration and is received by the Secretary of the Company at the Company's offices between June 3, 2004 and July 3, 2004.

Other Business -- The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

Additional information -- The Company will furnish without charge a copy of its Audit Committee Charter, as filed with the SEC, and its Annual Report on Form 10-K for fiscal 2003, as filed with the SEC, including the financial statements and attached schedules, upon the written request of any person who is a stockholder as of the Record Date. The Company will provide copies of the exhibits to such Annual Report upon payment of a reasonable fee, which will not exceed the Company's reasonable expenses incurred. Requests for such materials should be directed to Kensey Nash Corporation--Investor Relations, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341, Attention: Secretary.

By order of the Board of Directors,

Joseph W. Kaufmann
President and Secretary
Exton, Pennsylvania
October 31, 2003